Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Shell Company Report on Form 20-F of Youlife Group Inc. of our report dated March 7, 2025 relating to the financial statements of Distoken Acquisition Corp. We also consent to the reference to us under the heading “Experts” in such Shell Company Report on Form 20-F.

/s/ Marcum llp

New York, NY

July 17, 2025